Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

HORIZANT Net Product Sales Increased 67% Over Second Quarter 2014

SANTA CLARA, Calif.--(BUSINESS WIRE)--August 5, 2015--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2015. Total revenues for the second quarter were $8.6 million, compared to $5.3 million for the same period in 2014. Net loss for the second quarter was $24.5 million, compared to a net loss of $19.4 million for the same period in 2014. At June 30, 2015, XenoPort had cash, cash equivalents and short-term investments of $170.4 million.

XenoPort Business Updates

The following key events occurred since the beginning of the second quarter of 2015:

  Net product sales for HORIZANT® (gabapentin enacarbil) Extended-Release Tablets were $8.2 million in the second quarter, an increase of 67% compared to the second quarter of 2014 and an increase of 24% compared to the first quarter of 2015.
  As of July 1, 2015, XenoPort completed the expansion of the HORIZANT Neuroscience Health Specialist team, expanding its educational efforts primarily to neurology, sleep and pain specialists to cover 120 territories in the United States.
  XenoPort and the National Institute on Alcohol Abuse and Alcoholism (NIAAA) announced that the NIAAA initiated a clinical trial of HORIZANT as a potential treatment for alcohol use disorder (AUD).
  XenoPort reported that new expert recommendations for the prevention and treatment of augmentation in patients suffering from restless legs syndrome (RLS) list gabapentin enacarbil as a first-line therapy with a lower risk of developing augmentation. In addition, gabapentin enacarbil is listed as an alternative treatment for the management of patients suffering from augmentation who were previously treated with dopaminergic medication. The recommendations were created by the combined Task Force from the International RLS Study Group (IRLSSG), the European RLS Study Group (EURLSSG) and the RLS Foundation.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “In the second quarter, we saw strong growth of HORIZANT prescriptions and net sales. With the recent addition of approximately 50 new Neuroscience Health Specialists to educate a broader pool of healthcare providers about HORIZANT, we believe that there will be an acceleration of growth in HORIZANT sales in the second half of the year and that we are on track to meet our net sales guidance of $39 to $43 million for 2015. We are excited that the NIAAA has initiated its AUD study of HORIZANT. This large study of approximately 350 subjects will provide important information about HORIZANT as a potential treatment for patients with AUD.”

Dr. Barrett continued, “Our XP23829 Phase 2 clinical trial in patients with moderate-to-severe chronic plaque-type psoriasis is nearing completion and, as previously indicated, we look forward to reporting the top-line results by the end of the third quarter. We believe this trial has the potential to be the first demonstration of efficacy of a monomethyl fumarate prodrug other than dimethyl fumarate and that XP23829 could provide a differentiated profile with potential for once-a-day dosing, reduced flushing and/or better GI tolerability.”

XenoPort Second Quarter and Six-Month Financial Results

Total revenues for the second quarter and six months ended June 30, 2015 were $8.6 million and $15.7 million, respectively, compared to $5.3 million and $8.7 million, respectively, for the same periods in 2014. The increase in revenues in both the second quarter and six months ended June 30, 2015 was principally due to increased HORIZANT net product sales, which totaled $8.2 million and $14.9 million for the second quarter and six months ended June 30, 2015, respectively. The increase in HORIZANT net product sales in both the second quarter and six months ended June 30, 2015 was principally due to increased sales volume, and, to a lesser extent, an increase in average net selling prices.

Research and development expenses for the second quarter and six months ended June 30, 2015 were $6.2 million and $12.6 million, respectively, compared to $5.2 million and $9.9 million, respectively, for the same periods in 2014. The increase in research and development expenses in the second quarter and six months ended June 30, 2015 was principally due to increased net costs for XP23829 primarily due to increased toxicology, clinical and manufacturing costs, offset in part by a reduction in personnel costs.

Selling, general and administrative expenses for the second quarter and six months ended June 30, 2015 were $25.6 million and $45.7 million, respectively, compared to $18.9 million and $37.6 million, respectively, for the same periods in 2014. The increase in selling, general and administrative expenses in both the second quarter and six months ended June 30, 2015, compared to the same periods in 2014, was principally due to costs related to the continued and expanded commercialization of, and promotional activities for, HORIZANT.

Net loss for the second quarter of 2015 was $24.5 million, compared to a net loss of $19.4 million for the same period in 2014. Net loss for the six months ended June 30, 2015 was $44.9 million, compared to a net loss of $39.9 million for the same period in 2014. Basic and diluted net loss per share were both $0.39 in the second quarter of 2015 versus basic and diluted net loss per share of $0.31 for the same period in the prior year. For the six months ended June 30, 2015, basic and diluted net loss per share were both $0.71 versus basic and diluted net loss per share of $0.67 for the same period in 2014.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 82478839.

The replay of the conference call will be available for one week and may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 82478839.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and potentially for relapsing forms of multiple sclerosis. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has entered into a collaboration with the National Institute on Alcohol Abuse and Alcoholism for the development of HORIZANT as a potential treatment for AUD and has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Indivior PLC for all indications. XenoPort's pipeline of product candidates also includes a potential treatment for patients with idiopathic Parkinson's disease.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s belief that there will be an acceleration of growth in HORIZANT sales in the second half of 2015 and that it is on track to meet its sales guidance of $39 to $43 million for 2015; the XP23829 clinical development program; XenoPort's expectation that it will obtain top-line results of the Phase 2 clinical trial of XP23829 by the end of the third quarter of 2015; the suitability of XP23829 as a potential treatment for moderate-to-severe chronic plaque-type psoriasis and/or relapsing forms of MS; the clinical development of HORIZANT by the NIAAA, including enrollment in and the potential benefits of the initiated AUD study of HORIZANT; the suitability of HORIZANT as a potential treatment for AUD; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “look forward,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort's ability to maintain a sales force comprising of both XenoPort-employed sales representatives and contract sales representatives, and XenoPort’s reliance on its contract sales organization to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort's dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials do not ensure that later clinical trials will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort may conduct; XenoPort's ability to successfully advance XP23829 development and to conduct the Phase 2 clinical trial of XP23829 and report data therefrom in the anticipated timeframes, or at all; the risk that the completion of the Phase 2 clinical trial of XP23829 may be delayed or the trial terminated; the risk that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the uncertainty of the FDA’s review process and other regulatory requirements; the risk that even if HORIZANT is approved for the treatment of AUD, XenoPort may be unable to, or may otherwise be unsuccessful in, expanding the commercial opportunity for HORIZANT; XenoPort’s dependence on collaborative partners; the availability of resources to develop XenoPort’s product candidates and support XenoPort's operations; XenoPort’s substantial outstanding debt and debt service obligations, which could, among other things, limit its flexibility in planning for, or reacting to, changes in its business and its industry; the uncertain therapeutic and commercial value of XenoPort’s product candidates; as well as risks related to future opportunities and plans, including the uncertainty of expected future sales growth and other financial performance and results. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission on May 7, 2015. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XENOPORT, HORIZANT and REGNITE are registered trademarks of XenoPort, Inc.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS (In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$31,360	$11,958
Short-term investments	139,057	90,098
Accounts receivable	3,494	2,895
Inventories	1,894	1,458
Prepaids, restricted investments and other current assets	7,338	3,185
Total current assets	183,143	109,594
Property and equipment, net	2,208	2,422
Long-term inventories	8,381	9,098
Restricted investments and other assets	105	1,947
Total assets	$193,837	$123,061
Liabilities:
Current liabilities	$16,522	$17,788
Convertible senior notes, net	111,520	-
Other noncurrent liabilities	13,840	14,133
Total liabilities	141,882	31,921
Stockholders’ equity:
Common stock	63	62
Additional paid-in capital and other	683,598	677,894
Accumulated deficit	(631,706)	(586,816)
Total stockholders’ equity	51,955	91,140
Total liabilities and stockholders’ equity	$193,837	$123,061

XENOPORT, INC.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Revenues:
Product sales, net	$8,214	$4,920	$14,853	$7,877
Collaboration revenue	283	283	567	566
Royalty revenue	124	131	268	266
Total revenues	8,621	5,334	15,688	8,709
Operating expenses:
Cost of product sales	506	599	960	1,029
Research and development*	6,215	5,203	12,599	9,860
Selling, general and administrative*	25,554	18,865	45,653	37,636
Total operating expenses	32,275	24,667	59,212	48,525
Loss from operations	(23,654)	(19,333)	(43,524)	(39,816)
Interest income	151	66	267	115
Interest expense	(978)	(120)	(1,633)	(234)
Net loss	$(24,481)	$(19,387)	$(44,890)	$(39,935)
Basic and diluted net loss per share	$(0.39)	$(0.31)	$(0.71)	$(0.67)
Shares used to compute basic and diluted net loss per share	62,920	61,994	62,821	59,441

* Includes non-cash stock-based compensation as follows:

Research and development	$747	$622	$1,129	$1,324
Selling, general and administrative	2,449	1,803	4,738	3,785
Total	$3,196	$2,425	$5,867	$5,109

HORIZANT® (gabapentin enacarbil) Extended-Release Tablets

INDICATION

HORIZANT is a prescription medicine used to treat adults with moderate-to-severe primary Restless Legs Syndrome (RLS). HORIZANT is not for people who need to sleep during the daytime and stay awake at night.

IMPORTANT SAFETY INFORMATION

  Do not drive after taking your dose of HORIZANT until you know how it affects you, including the morning after you take it. Do not operate heavy machinery or do other dangerous activities until you know how HORIZANT affects you. HORIZANT can cause sleepiness, dizziness, slow thinking, and can affect your coordination. Ask your healthcare provider when it is okay to do these activities.
  Do not take other medicines that make you sleepy or dizzy while taking HORIZANT without talking to your healthcare provider. Taking HORIZANT with these other medicines may make your sleepiness or dizziness worse.
  HORIZANT may cause suicidal thoughts or actions in a very small number of people (about 1 in 500). Pay attention to any changes, especially sudden changes, in mood, behaviors, thoughts, or feelings. Call your healthcare provider right away if you have any of these symptoms, especially if they are new, worse, or worry you:
    thoughts or actions about suicide, self-harm, or dying; attempt to commit suicide new or worsening depression or anxiety; or feeling agitated new or worse restlessness or panic attacks
    new or worse trouble sleeping (insomnia); or irritability
    acting aggressive, being angry, or violent; acting on dangerous impulses an extreme increase in activity or talking (mania); other unusual changes in mood or behavior
  Do not stop taking HORIZANT without first talking to your healthcare provider. Suicidal thoughts or actions can be caused by things other than medicines. If you have these thoughts or actions, your healthcare provider may check for other causes.
  HORIZANT may cause a serious or life-threatening allergic reaction that may affect your skin or other parts of your body such as your liver or blood cells. You may or may not have a rash with these types of reactions. Call a healthcare provider right away if you have any of the following symptoms: skin rash, hives, fever, swollen glands that do not go away, swelling of your lips or tongue, yellowing of your skin or eyes, unusual bruising or bleeding, severe fatigue or weakness, unexpected severe muscle pain, or frequent infections. These symptoms may be the first signs of a serious reaction. A healthcare provider should examine you to decide if you should continue taking HORIZANT.
  HORIZANT is not the same medicine as gabapentin (for example, Neurontin® and Gralise®). HORIZANT should not be used in their place. Do not take these or other gabapentin products while taking HORIZANT.
  Before taking HORIZANT, tell your healthcare provider if you:
    have or have had kidney problems or are on hemodialysis
    have or have had depression, mood problems, or suicidal thoughts or behavior have or have had seizures
    have a history of drug abuse
    have any other medical conditions
    are pregnant or plan to become pregnant. It is not known if HORIZANT will harm your unborn baby. Talk to your healthcare provider if you are pregnant or plan to become pregnant while taking HORIZANT. You and your healthcare provider will decide if you should take HORIZANT while you are pregnant are breastfeeding or plan to breastfeed. Your body turns HORIZANT into another drug (gabapentin) that passes into your milk. It is not known if this can harm your baby. You and your healthcare provider should decide if you will take HORIZANT or breastfeed drink alcohol
  Do not drink alcohol while taking HORIZANT because it may increase the risk of side effects.
  Tell your healthcare provider about all the medicines you take, including prescription and non-prescription medicines, vitamins, and herbal supplements. Taking HORIZANT with certain other medicines can cause side effects or affect how well they work. Do not start or stop other medicines without talking to your healthcare provider.
  Do not stop taking HORIZANT without talking to your healthcare provider first. If you stop taking HORIZANT suddenly, you may develop side effects.
  When used for RLS, the most common side effects of HORIZANT include sleepiness and dizziness. Tell your healthcare provider about any side effect that bothers you or does not go away. These are not all the possible side effects of HORIZANT. For more information, ask your healthcare provider or pharmacist.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088. See Medication Guide. To learn more about HORIZANT, please visit the Web site at www.Horizant.com.

CONTACT:
Company Contact:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com